Exhibit 10.6

-Execution Copy-

SECOND AMENDED AND RESTATED ENGAGEMENT AGREEMENT

This Second Amended and Restated Engagement Agreement (the “Agreement”) is entered into on December 28, 2017 and shall be in effect as of September 26, 2017 (the “Effective Date”) by and between A-Labs Finance and Advisory Ltd. (“A-Labs”) and INX Limited, a limited liability company to be incorporated under the laws of Gibraltar (“Company’’ or “Client”), each hereinafter referred to as a Party and jointly the Parties,

Whereas,

A-Labs is a founder of the Company and holds Ordinary Shares of the Company constituting 20% (twenty percent) of its share capital on a fully diluted basis as of the Effective Date, subject to further dilutions;

Whereas,

The Parties entered into an Engagement Agreement dated as of the Effective Date, as amended on December 14, 2017, and replaced by the Amended and Restated Engagement Agreement which was signed on December 27, 2017 (the “Previous Version”);

Whereas,

The Parties wish to amend the Previous Version and replace it in its entirety with this Agreement, such that this Agreement shall, commencing as of the Effective Date, replace any previous agreement, whether oral or written, between the Parties in connection with the subject matter;

Whereas,

The Company wishes to retain A-Labs for the purpose of provision of planning, management and execution services (“Services”) in relation to an Initial Coin Offering (“ICO”) of a unique blockchain based crypto currency (“Token”) on behalf of the Company (the “Project”);

and Whereas,

A-Labs stipulates that it is ready, willing and able to undertake the Project and has the technical capabilities necessary for the execution of the Project in full,

Therefore, the Parties have agreed as follows:

1.	ICO definitions

1.1.	ICO Pre-Order Period

1.1.1.	The period commencing at the ICO Pre-Order Start Date publicly announced by Company (‘‘Pre-Order Period’’). During the ICO Pre-Order Period, Token buyers can pre-order Tokens on favorable terms as will be determined by the Company at its sole discretion.

-Execution Copy-

1.1.2.	The Pre-Order Period ends on the earliest of:

1.1.2.1.	The time period as predetermined in writing by the Company;

1.1.2.2.	Purchase reached the Company’s pre-determined cap as evidenced in writing;

1.1.2.3.	The Company’s written announcement of ICO Cancellation;

1.1.2.4.	The Company’s written announcement of ICO Completion.

1.2.	ICO Period

1.2.1.	The period following the ICO Pre-Order Period, in which Token buyers can order Tokens at the fixed ICO price as determined by the Company (“ICO Period”)

1.2.2.	The ICO period ends on the earliest of:

1.2.2.1.	The time period as predetermined in writing by the Company;

1.2.2.2.	Purchase reached the Company’s pre-determined cap as evidenced in writing;

1.2.2.3.

1.2.2.4.	The Company’s written announcement of ICO Cancellation:

1.2.2.5.	The Company’s written announcement of ICO Completion.

1.3.	ICO Approval

1.3.1.	An ICO shall be deemed approved if the Client has approved to A-Labs in writing the release of the Tokens to their buyers and acceptance of the Token payments (“ICO Approval”).

1.4.	ICO Cancellation

1.4.1.	The Company has the right to cancel the ICO in writing before ICO Approval and by the end of the ICO Period.

1.4.2.	If Company does not provide ICO Approval by the end of the ICO Period, the ICO will be deemed as failed (“ICO Cancellation”). Upon ICO Cancellation, Token sales will be halted and payments already processed will be refunded. The Company shall bear all expenses and costs associated with such cancellation, such that A-Labs shall not suffer any loss as result of such ICO Cancellation except in the event that the ICO Cancellation resulted from negligence, willful misconduct or breach of any obligation or representation hereunder or under any applicable law by A-Labs.

1.5.	Post ICO

The period following the ICO Approval, during which the Tokens are freely traded online.

2.	Services

2.1.	A-Labs undertakes to provide the deliverables and services to the Client as per the below terms and conditions stipulated herein.

2.1.1.	ICO (Initial Coin Offering)

2.1.1.1.	A-Labs undertakes to create, for and on behalf of the Company, a virtual crypto coin based on the Blockchain ERC20 Etherium token standard as per Company’s written instructions (the “Token”).

1

-Execution Copy-

2.1.1.2.	Company will provide A-Labs with written instructions regarding the amount of Tokens to be initially issued, their initial value, the exchange rules and the Smart Contract properties. Such instructions may be amended in writing at Company’s sole discretion.

2.1.1.3.	Tokens will become available in Company’s Master Wallet post creation and will be deemed exclusively owned by the Company (Token “Owner”).

2.1.1.4.	Company will be the sole and exclusive owner of the Token Smart Contract.

2.1.1.5.	Created Tokens will be offered for online crowd purchase in an initial coin offering, to be effected on a date mutually agreed upon between the Parties (the ‘‘ICO Start Date”).

2.1.2.	ICO Management

2.1.2.1.	A-Labs undertakes to assist the Company with the management of the ICO Process and provide the Client with an end-to-end turnkey ICO execution as per the terms and conditions of this Agreement (the “ICO Process”).

2.1.3.	ICO Branding

2.1.3.1.	A-Labs undertakes the creation of the ICO and Token brands, story and style guide (“Brands”).

2.1.3.2.	The Brands will be presented for Client’s formal approval in writing.

2.1.3.3.	A-Labs undertakes to execute on the Brand design and its implementation in electronic and printed marketing materials.

2.1.3.4.	The Client will be the sole and exclusive owner of the Brands and Brand materials and such shall be deemed Confidential Information of the Client.

2.1.3.5.	A-Labs undertakes to provide all created Brand materials and associated source files to the Client no later than 7 calendar days Post ICO.

2.1.4.	ICO Marketing

2.1.4.1.	A-Labs undertakes to plan, manage and execute, outside the US and with respect to non US persons only, the ICO marketing plan to promote the ICO in accordance with applicable law as set forth in Section 6 below, in coordination with the Client.

2.1.4.2.	A-Labs will design and provide, outside the US and with respect to non US persons only:

2.1.4.2.1.	An ICO Web/ Mobile Portal - design and implementation.

2.1.4.2.2.	Online promotion materials including ad banners, streaming videos, promotion copy and micro copy;

2.1.4.2.3.	Affiliate program and incentives plan;

2.1.4.2.4.	Promotional materials including giveaways, merchandising (T-Shirts etc.), electronic and print brochures (where applicable)

2.1.4.2.5.	Global PR, including News-Wire releases, KOLs scripts & videos, direct leads scripts for call centers etc.

2

-Execution Copy-

2.1.4.2.6.	Online promotion in the crypto-currency communities including exchange sites, informational sites, blogs, influencer blogs etc.

2.1.4.2.7.	All marketing plans and materials will be presented for Client’s formal approval.

2.1.4.2.8.	The Client will be the sole and exclusive owner of all such works and products of the services and such shall be deemed Confidential Information of the Company

2.1.5.	ICO Whitepaper

A-Labs will advise the Company in writing an ICO Whitepaper. The content for the construct of such Whitepaper shall be provided by the Company as requested by A-Labs on a timely manner. A-Labs undertakes the execution of the final form and design of the Whitepaper according to the ICO global standards. The Client will be the sole and exclusive owner of the Whitepaper and all related materials which shall be deemed Confidential Information of the Company

2.1.6.	ICO Investors

2.1.6.1.1	A-Labs will utilize, on a best effort basis, outside the US and with respect to non US persons only, its global contacts with the investment community and will employ best efforts to engage high quality institutional and accredited investors to participate in the ICO (“ Investors”).

2.1.6.1.2.	A-Labs will, outside the US and with respect to non US persons only, approach Investors with the ICO offering during the Pre-Order Period and during the ICO Day.

2.1.6.1.3.	To remove any doubt, while A-Labs will do all it can to leverage its global investment community relationships to promote investments for the ICO, A-Labs does not undertake to actually secure such Investors and cannot be held responsible for lack of demand for the Token despite all efforts made in regard.

2.1.6.1.4.	All Investors shall be required to pass professional and reliable procedures of Know Your Client (“KYC”) and Anti Money Laundering (“AML” ). Client shall be entitled, at its sole discretion, to reject an investor(s) arid A-Labs shall have no claim or right with respect to such reject.

2.1.7.	Collection & Payments

2.1.7.1.	Following and subject to the approval of the applicable authorities (as shall be determined by the Company) and provided that such actions shall be made outside the US and with respect to non US persons only):

2.1.7.1.1.	A-Labs will provide the Company with end-to-end payments collection setup which shall be PCI DSS compliant and in compliance with any applicable laws, regulations and standards as globally required.

2.1.7.1.2.	Payments for Tokens will be collected via Credit Card, Wire Transfer, Bitcoin (BTC) and Ether (ETH). The Parties shall cooperate in setting up the required payments infrastructure to enable the collection of such payments.

2.1.7.1.3.	A-Labs will provide payment customer journey design for payments flow under Client’s white label brand.

2.1.7.1.4.	A-Labs shall be responsible for all KYC and AML compliance in respect of the ICO and shall provide such services in compliance with the instructions of the legal and regulatory advisors of the Company.

3

-Execution Copy-

2.1.7.2.	A-Labs represents, warrants and undertakes to forward all ICO funds until such funds are sent to the Client and will send all such funds within 5 Business Days upon request.

2.1.8.	Token Wallets

A-Labs will provide the Company with a Branded Web Wallet application and mobile Wallet App for download by Token buyers from Company’s ICO Portal.

2.1.9.	Book Running and Dashboards

Following and subject to the approval of the applicable authorities (as shall be determined by the Company), A-Labs will, outside the US and to non US persons only, operate as a bookrunner, collecting all pre-orders and orders to the Token and managing the ICO Process. A-Labs will provide the Client with status reports and online dashboards to follow the ICO process.

2.1.10.	Affiliate Program management

Following and subject to the approval of the applicable authorities (as shall be determined by the Company), A-Labs will provide the client with Affiliate Program execution and management tools including unique codes and landing pages and a separate reporting and real-time order status dashboard for each affiliate (outside the US and with respect to non US persons only).

2.1.11.	Security

2.1.11.1.	A-Labs undertakes to employ best efforts to provide the best security possible around the ICO Process.

2.1.11.2.	A-Labs will employ high standard Pen Tests and cyber protection processes around the Master Wallet and payment processes to minimize to the minimal extent the possibility of malicious hacks and cyber attacks on the ICO process.

2.1.12.	ICO Process Management

2.1.12.1.	A-Labs will assist the Client with the management of the ICO Project per Client’s written approvals for each stage the Project (outside the US and with respect to non US persons only).

2.1.12.2.	A dedicated A-Labs Project Manager will be assigned to the Client and serve as a single point of contact to the entire A-Labs team.

2.1.12.3.	Client undertakes to appoint a Project Manager dedicated for the ICO Project to work in conjunction with A-Labs. The Company Project Manager will have direct access to all C-Level decision makers in the Company and authority to sign off stages and approvals for A-Labs.

2.1.13.	With respect to operations in the US or in connection with US persons, A-Labs shall provide the Company (and not to any US person or to any other party in the US) advisory services only.

3.	Timing

3.1.	Subject to the approval of the applicable authorities (as shall be determined by the Company), A Labs undertakes to enable the ICO by February 28, 2018.

3.2.	It is agreed between the Parties that A-Labs will employ best efforts to finalize the ICO within 150 days.

4

-Execution Copy-

4.	Service Fees

4.1.	ICO Costs Coverage and Remuneration

4.1.1.	Client undertakes to transfer USD 500,000 to A-Labs as a non-refundable, one-time and final payment upon signing of the Agreement (the “One Time Payment”). The One Time Payment includes, without limitation, all inclusive charge of all ICO related expenses and services, the costs of any and all legal and regulatory expenses (including, inter alia, with respect to comprehensive legal opinions rendered by highly reputable law firms specializing in the field of Client’s business approved in advance and in writing by the Client and its sole discretion, hereinafter: the “Opinions”) required in connection with the ICO and any other activity contemplated herein in any applicable territory (“ICO Costs”). Provided however that the parties may elect that the Client obtain the Opinions independently and in such event the costs of the Opinions (including any related expenses) shall be deducted from the amount of the One Time Payment.

4.1.2.	A-Labs undertakes to cover the remainder of ICO Costs during the ICO Process (“A Labs Participation”).

4.1.3.	Upon a Successful ICO, the ICO Costs will be deducted from the Success Fees (as defined below).

4.1.3.1.	A-Labs undertakes to employ best efforts and active participation in the Company’s operations post-ICO with the purpose of promoting the execution of Company’s business plan and token liquidity and trading.

4.1.3.2.	Parties agree that A-Labs will have I (one) board seat at the Board of Directors of the Company as set forth and under the terms of the Founders Agreement of the Company.

4.1.3.3.	Parties agree that all Company shares will be equally diluted for any further investments other than dilution due to the following transactions: (i) investment in the Company by Triple-V (1999) Ltd. dated September 27, 2017 in the amount of US$ 550,000; and (ii) a certain loan with an option to convert to loan amount into shares of the Company dated September 1, 2017.

4.1.4.	Upon the consummation of the contemplated initial public offering of Tokens in which the Company shall raise from third parties not less than US$ 10,000,000 in consideration for its Tokens (a “Successful ICO’’), the Company shall pay A-Labs a one-time cash payment in the amount of US$ 500,000.

4.1.5.	In addition, A-Labs shall be granted with, effective as of the Effective Date, 4,550,000 Tokens, in consideration for US$ 0.01 per Token. Such tokens shall be subject a repurchase option by the Company which shall be entitled to purchase such tokens back in consideration for their par value (the “Option”). The Option shall lapse immediately after and subject to the consummation of a Successful ICO on or prior to September 26, 2018.

4.1.6.	A-Labs shall bear and shall be solely responsible for any tax and/or governmental payment due in connection with its consideration hereunder or any part thereof.

4.1.7.	Notwithstanding the foregoing, if applicable, Client may withhold or make payment of all due amounts, from any consideration due by it to A-Labs, which is required from time to time to be deducted at source under any applicable tax law or regulation, provided however that it promptly informs A-Labs with respect to the tax withholding/payment from payments due to A-Labs hereunder unless A-Labs provides the Client approval or certification from the applicable tax authorities instructing A-Labs (i) not to withhold such taxes, or (ii) setting forth the withholding rate applicable to A-Labs. Such amounts shall be deemed to have been paid to A-Labs on their due dates, subject to receipt of sufficient evidence of their withholding/payment.

5

-Execution Copy-

4.2.	Other Fees & Expenses

4.2.1.	A-Labs shall solely bear any expenses above the initially estimated ICO Costs for any and all reasonable ICO related expenses required for the consummation of the Successful ICO (“Additional Expenses”).

5.	Client Undertakings, Representations and Warranties

5.1.	Client undertakes to provide A-Labs with all materials and information reasonably necessary for the purposes of a Successful ICO on a timely manner.

5.2.	Client undertakes to provide A-Labs with full disclosure under NOA of any and all corporate negative and adverse issues including but not limited to litigation, lawsuits and disputes, criminal records or proceedings of key corporate individuals etc. A-Labs undertakes that it will keep all such information under strict confidence and will use it only for the purpose of a Successful ICO and only under the expressed Client permission given in advance in writing to A-Labs.

5.3.	Client undertakes to fully and strictly comply with all legal and regulatory requirements applicable to the business operations conducted under this Agreement and/or in connection with the ICO as Client shall be advised by its legal and regulatory advisors.

5.4.	Subject to the provisions of the applicable law, the Client shall assist A-Labs and provide information and documentation as may be required by any governmental authority or financial institution in connection with the activities of the parties hereunder.

6.	A-Labs Responsibilities

A-Labs undertakes, represents and warrants to/that:

6.1.	perform the Services with the highest level of care, skill and diligence in accordance with best practice in A-Labs industry, profess ion or trade;

6.2.	ensure that the deliverables in respect of the Services; and all goods, materials, standards and techniques used in providing the Services are of the best qualify and are free from defects in workmanship, installation and design;

6.3.	co-operate with the Client in all matters relating to the Services, and comply with the Client’s instructions;

6.4.	not do or omit to do anything which may cause the Client to lose any licence, authority, consent or permission on which it relies for the purposes of conducting its business;

6.5.	notify the Client in writing immediately upon the occurrence of a change of control in A-Labs;

6.6.	obtain all regulatory and legal permits, opinions and clearances (including the Opinions) for the provision of the Services;

6.7.	fully and strictly comply with all legal and regulatory requirements applicable to the business operations conducted under this Agreement and/or in connection with the ICO or the Services;

6.8.	It shall not make any representations to any person on behalf of the Company or otherwise represent himself as an agent of the Company unless it requested do so in writing by the Company;

6.9.	The execution and delivery of this Agreement and the fulfillment of the terms hereof will not constitute a default under or breach of any lawful provision, agreement and/or undertaking and/or other instrument to which A-Labs is a party or by which it is bound;

6.10.	During the term of this Agreement and for a period of 12 months thereafter, A-Labs will not engage in any business or activity which may be of conflict of interest with its duties and obligations under this Agreement or in conflict with the business of the Company. A-Labs will promptly notify the Company in writing of any matter that may cause such conflict of interest.

6

-Execution Copy-

6.11.	It is not and shall not be, directly or indirectly, by itself, by a related party or by any person acting on its behalf, perform, assist, promote, or otherwise be involved in any activity related to solicitation or advertising to, or in, the US market, or in direct sale efforts or distribution or handling of Tokens in the US or to US persons, nor is entitled to any sales royalties, commission or other consideration in connection with the contemplated ICO other than the fixed fees set forth in Section 4 above.

6.12.	It is not affiliated or constitute an office holder in the Company.

7.	Liabilities & Disclaimers

7.1.	Client recognizes that the ICO market is new and relatively unstructured in terms of regulation and compliances.

7.2.	Client realizes that the ICO Process in general and any and all proceeds from the ICO in particular may be subject to imminent regulatory laws and government taxes. By signing this agreement Client is acknowledging that A-Labs cannot be held responsible for any adverse consequences due to unforeseen regulations and laws that will be inflicted upon the Client.

7.3.	A-Labs is not responsible and cannot be held accountable for any movements or fluctuations in the Token’s price/ rate post the ICO Day.

7.4.	A-Labs will employ best efforts to deliver a Successful ICO, however, A-Labs cannot guarantee the success of an ICO as it is subject to numerous parameters and influencing factors that are beyond the scope and control of A-Labs.

8.	Term and Termination

8.1.	This Agreement shall be in effect commencing upon its execution by the parties and it shall remain in full force and effect until the earlier of: (i) the Closing of the ICO and the payment to A Labs of all Success Fees payable hereunder; or (ii) the termination of the Agreement pursuant to the provisions of this Section.

8.2.	In event that the Client provides a notice of ICO Failure (on the ICO Day), the Agreement shall be automatically terminated and shall have no further effect.

8.3.	In the event that the ICO or any other activity contemplated under this Agreement shall be banned or otherwise declared illegal by any applicable law or regulation, then A-Labs shall immediately cease any activity hereunder and this Agreement shall be automatically terminated and shall have no further effect.

8.4.	Each party can terminate the Agreement at any time and without any liability to the other party, by providing the other party a 30 days prior written notice with a refund of the Initial Fees.

8.5.	The provisions of the Ownership of Developments and Confidentiality Sections shall survive the termination or expiration of this Agreement.

9.	Relationship of Parties

The relationship of the Parties established by this Agreement is and shall be that of independent contractors, and nothing contained herein, shall be construed to: (i) give either Party any right or authority to create or assume any obligation of any kind on behalf of the other; or (ii) constitute the Parties as partners,joint ventures, co-owners or otherwise as participants in a joint or common undertaking.

10.	Governing law & dispute resolution.

This Agreement shall be governed and construed in accordance with the laws of Gibraltar, without regard to conflicts of laws provisions thereof. Any dispute arising out ot: or relating to this Agreement, its interpretation or performance hereunder, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. Such arbitration process shall take place in London, England, and be held in English unless otherwise agreed in writing by both Parties.

7

-Execution Copy-

11.	Confidentiality

11.1.	Confidential Information. As used herein, “Confidential Information” shall include all information given to one Party (the “Receiving Party”) by the other Party (the “Disclosing Party”), or otherwise acquired by the Receiving Party, in connection with this Agreement, and all information derived or generated therefrom, including (i) information regarding any of the business of the Disclosing Party, (ii) this Agreement, the Services and any other information in connection therewith.

11.2.	Exclusions. Notwithstanding the foregoing, “Confidential Information” does not include the following information: (i) information that is or was independently developed by the Receiving Party without use of or reference to any Confidential Information as evidenced in writing, (ii) information that is or was received from a third party that did not have any confidentiality or other similar obligation or restriction on use to the Disclosing Party with respect to such information; or (iii) information that becomes or was a part of the public domain through no breach of this Section by the Receiving Party. Confidential Information shall not be deemed to be in the public domain merely because any part of the Confidential Information is embodied in general disclosure or because individual features, components or combinations thereof are now or become known to the public.

11.3.	Confidentiality Obligations. The Receiving Party shall not, except as otherwise provided below (i) use or reproduce the Confidential Information for any purpose other than as required to perform obligations or exercise rights granted in connection with this Agreement or (ii) disclose the Confidential Information to any third party, without the prior written approval of the Disclosing Party. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information to the extent such information is required to be disclosed by law, including a subpoena, or to respond to a regulatory request; provided, however, that the Receiving Party promptly notifies the Disclosing Party in writing of such intention prior to any disclosure to allow the Disclosing Party to seek a protective order or similar relief in the Disclosing Party’s sole and absolute discretion.

11.4.	Treatment of Confidential Information. The Receiving Party shall (i) use at least the same degree of care that the Receiving Party uses to protect its own proprietary information of a similar nature and value, but no less than reasonable care, to protect and maintain the Confidential Information, (ii) restrict disclosure of the Confidential Information to its employees, consultants, agents and representatives who have a need to know such information and shall advise such persons of the confidentiality of such information and be responsible for any actions of such parties that would be in breach of this Agreement if done by Recipient and (iii) return or destroy, as requested by the Disclosing Party, all Confidential Information upon the Disclosing Party’s request.

11.5.	Upon termination of this Agreement, or otherwise upon the request of Disclosing Party, Receiving Party will return (or at Disclosing Party’s option, destroy) all of Disclosing Party’s Confidential Information in the possession or control of the Receiving Party.

11.6.	Injunctive Relief Each of the Parties hereto stipulates and agrees that a breach of any of the provisions of this Section 11 could have a material and adverse effect upon the other Party, damages arising from such breach may be difficult to ascertain and, without limiting any other right or remedy, equitable relief, including injunctions and specific performance, shall be available without bond or other requirement.

8

-Execution Copy-

12.	Miscellaneous

12.1.	Ownership of Developments

12.1.1.	To remove any doubt it is hereby clarified that the Company shall be the sole and exclusive owner of all intellectual property created by A-Labs as part of or otherwise in connection with the Services or this Agreement, including all developments, systems and components created and/or used by it as part of or during the provision of the Services hereunder (“Creations”).

12.1.2.	Notwithstanding the provisions of this Agreement, A-Labs are well experienced in providing services of the kind of the Services to be provided under the Agreement, and it is clarified and agreed that they shall have and retain all right, title and interest in and to any and all of their experience, knowledge, skills, professional methodologies, know-how and (i) all existing intellectual property rights, inventions, data, works, discoveries, designs , technology and improvements owned, obtained and/or developed by them prior to the effective date of this Agreement; and (ii) intellectual property rights, inventions, data, works, discoveries , designs , technology and improvements created by them during the performance of the Services hereunder and which are general capabilities not related to the Services, including any general capabilities, experience, knowledge and skills acquired by their employees and/or consultants during the course of performing the Services.

12.1.3.	Subject to the provisions of this Agreement, A-Labs shall have no limitations to offer and provide to third parties services similar to the Services provided hereunder..

12.1.4.	Headings. The headings used herein have been inserted for convenience only and shall not affect the interpretation of this Agreement

12.2.	Entire Agreement

12.2.1.	This Agreement, (i) supersedes all previous understandings , agreements arid representations between the Parties, written or oral; and (ii) constitutes the entire agreement and understanding between the Parties with respect to the subject matter thereof and, except as provided for herein, neither Party makes any covenant or other commitment concerning its future action nor does either Party make any promises, representations, conditions, provisions or terms related thereto.

12.3.	Amendment and Modification

12.3.1.	No modification, change or amendment to this Agreement shall be effective unless in writing signed by each of the Parties..

12.3.2.	Expenses. Unless agreed otherwise in the Agreement each Party will bear its own expenses relating to the realization of the Agreement and all associated activities in this respect.

12.4.	Waiver

A waiver of any provision of this Agreement shall only be valid if provided in writing and shall only be applicable to the specific incident and occurrence so waived. The failure by either Party to insist upon the strict performance of this Agreement, or to exercise any term hereof, shall not act as a waiver of any right, promise or term, which shall continue in full force and effect.

12.5.	Acknowledgment by the Parties

Each of the Parties herby acknowledges that attorneys and other employees of Horn & Co., Law Offices (the “Firm”) represent and provide legal counsel and services to both Parties and to certain shareholders of the Company, both in connection with this Agreement and in connection with other matters. Each of the Parties hereby irrevocably waives any and all claims in connection with conflict of interest by the Firm or anyone on the Firm’s behalf (including Firm’s employees, consultants and service providers) and acknowledges that the Firm may freely represent and provide services to any of the Parties without any limitation

[Signature Page to Follow]

9

-Execution Copy-

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

A-Labs Finance and Advisory Ltd.
By: Doron Cohen
Title: CEO

Date:	31 Dec 2017

INX Limited
By: James Crossley
Title: Director

Date:	31 December 2017

10